                                                                      Exhibit 5

                               December 15, 1995

Schering-Plough Corporation
One Giralda Farms
Madison, New Jersey  07940

        Re:  REGISTRATION STATEMENT ON FORM S-4 OF
             SCHERING-PLOUGH CORPORATION

Ladies and Gentlemen:

        I am associate general counsel to Schering-Plough Corporation, a New Jersey corporation (the "Company"), and have acted for the Company in connection with the above-captioned Registration Statement filed by the Company with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of (i) up to 983,776 common shares, $1.00 par value, of the Company (the "Common Shares") and (ii) up to 10,760,000 Participation Rights of the Company (the "PRs") proposed to be issued in connection with the merger (the "Merger") of Canji Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Subcorp"), with and into Canji, Inc., a Delaware corporation ("Canji"), as described in the Proxy Statement/Prospectus of the Company that is a part of the Registration Statement (the "Proxy Statement/Prospectus"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The PRs will be governed by a Participation Rights Agreement to be entered into between the Company and The Chase Manhattan Bank (National Association), as trustee, in the form included in the Registration Statement as
Exhibit 4.6.

        In connection with this opinion, I have reviewed the Registration Statement and the exhibits thereto (including the form of Participation Rights Agreement), and I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Company and Subcorp, and other instruments and such matters of law and fact as I have deemed necessary to render the opinions contained herein.

         Based upon and subject to the foregoing, I am of the opinion that: (i) the Common Shares being registered under the Registration Statement, when issued and exchanged pursuant to the Merger following approval of the Agreement and Plan of Merger, dated December 8, 1995, by and among the Company, Subcorp and Canji, by the requisite vote of the stockholders of Canji, will be validly issued, fully paid and non-assessable; and (ii) the PRs when (a) duly executed and delivered by the Company and (b) duly issued by the Company as contemplated by the Merger Agreement in accordance with the provisions of the Participation Rights Agreement, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

        The opinion set forth in clause (ii) of the preceding paragraph is subject to (a) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and (b) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" contained in the Proxy Statement/Prospectus contained herein. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,


                                        /s/ Kevin A. Quinn, Esq.